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                      August 6, 2021

       Paul Pinkston
       Principal Financial Officer
       Pedevco Corp.
       575 N. Dairy Ashford, Suite 210
       Houston, Texas 77079

                                                        Re: Pedevco Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed March 23,
2021
                                                            File No. 001-35922

       Dear Mr. Pinkston:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation